Distributor Agreement

This Distributor's Agreement made and entered into by and between Alternative Construction Technologies, Inc., (hereinafter referred to as the "Company"), a Tennessee corporation, having its manufacturing facilities and Corporate Headquarters in Bolivar, TN, and International Construction Technologies, Inc., (hereinafter referred to as the "Distributor"), an international consulting and construction firm, incorporated in the State of Delaware, with offices in the Washington, DC metropolitan area.

The Company and Distributor (hereinafter the "Parties") agree as follows:

(1) TERRITORY: The Company hereby appoints the Distributor as a Distributor for the purpose of representing and reselling of the Company's product(s), identified, herein, as Actech residential and commercial galvanized, insulated construction panels, within the following international markets; Central and South America, Eastern Europe, Middle East, Central Asia, Russia and Africa (hereinafter referred to as the "Territory" or "Territories").

(2) EXCLUSIVE REPRESENTATION: Unless otherwise agreed to in writing, the Distributor's representation of the Company shall be on an earned exclusive basis for the Territories named above. This section will become effective only upon the execution of a contract to service a Country within the specific Territory and will apply only to the Country with the mutual agreement by both parties to the terms and conditions outlined in the executed contract. After such execution of this contract, all inquires from the Territory to the Company will be referred directly to the Distributor, and the Distributor will be credited with all sales covered in the Distributor's Contract, unless modification is otherwise given by the Company to the Distributor prior to the sale. In such case as the Company receives a request for quote, where the customer refuses to do business with the Distributor, the company will provide a direct quotation, and inform the Distributor of the situation. If the Distributor does not obtain the above mentioned mutually agreed to contract to service the Country within the Territories hereto this exclusive representation will be null and void.

(3) INDEPENDENT CONTRACTOR: The Company expects the Distributor to act as its representative in the Territory, and the Distributor therefore, agrees to actively and aggressively promote the sale of the products of the Company. The Distributor is, however, an Independent Contractor and the Company does not exercise any control over the time, manner or methods used by the Distributor in covering the Territory. However, since the Distributor is designated as a representative of the Company, the Distributor covenants not to handle, sell, or promote the sale of lines of equipment or products which are competitive to the products of the Company, unless Distributor acquires written approval of the Company.

(4) THE GENERAL EQUIPMENT MANUFACTURERS FRANCHISE: The Company's franchise, and the Distributorship herein granted to the Distributor, cannot be sold, transferred or assigned to any other person, firm or corporation, without explicit written approval from the Company. The Distributor shall not appoint a sub-agent or Distributor for any part of Distributor's Territory without prior written approval from the Company. Likewise, if Distributor is a corporation, its shares of capital stock shall not be sold, pledged, assigned or otherwise disposed of so as to change the controlling interest, without prior written consent of the Company.

(5) TERMS: Company will consider itself engaged when one or more of the following conditions are met: a) an approved Purchase Order is received from the Distributor. b) Purchase Order received from the United States Government. c) Irrevocable Letter of Credit is received. d) An insurable transaction from the EXIM Bank is received. e) An approved Sight Draft has been received. f) Wire transfer of agreed upon terms has been received. The Distributor shall determine the retail price of the Company's product sold in each Territory. The Distributor's markup of the Company's product(s) is the Distributor's margin of profit. At no time shall the Distributor be required to share any portion of the said markup with the Company. These margins are profits earned by the Distributor through the business relationship with the Company established through this Agreement for the Territories listed herein.

(6) PROPER MANUFACTURING INFORMATION: Since many Company products are custom-made to fit a particular job, the Distributor is responsible for taking proper, accurate and detailed measurements on each particular order as requested by the Company. The Distributor is responsible for keeping the Company informed about changes that would affect the installation of the Company's products at all stages of the progress of construction. The Distributor shall be solely responsible for any extra cost incurred by the Company in fulfilling any contract procured by the Distributor if such expense is a direct result of the Distributor's failure to provide proper, adequate and timely information to the Company. The Company shall provide the Distributor with the basic product information, related drawings, instructional training, marketing materials, and related pricing matrix, etc. The pricing matrix shall reflect the Company's factory pricing extended to the exclusive Distributor.

(7) RESALE OF EQUIPMENT: In the event Distributor requires certain support equipment not already stocked or manufactured by the Company, to support a fully functional installation, the Distributor shall offer the Company the right of first refusal to quote, purchase, and include said equipment cost(s) into the overall factory price of the sale to the Distributor. Should the Company choose not to participate in the related equipment purchase, the Distributor shall be free to purchase any support equipment from any outside source(s) in order to support the general operational requirements of a particular project in the specific Territory.

(8) DISTRIBUTOR NOT AN AGENT: The Distributor is not an agent or employee of the Company. The Company shall not be bound by or liable for any acts or transactions of the Distributor, and the Distributor assumes the sole and exclusive risk for all credit sales made by it.

(9) UNAVOIDABLE DELAY: The Company shall not be liable for any loss or damage arising from delay in delivery of products ordered by the Distributor, or for failure to deliver the same, when such delay or default if caused by fire, casualty, act of God, strike, delay or default in transportation, labor disputes, disputes of any kind or nature between labor unions, war, governmental restrictions or prohibitions, or causes beyond the control of the Company.

(10) SALES IN OTHER TERRITORIES: The decision of the Company will be final on all questions arising as to the propriety of sales of the Company's products made in one Territory or market where the equipment or products may go for use into another Territory or market; however, the Company assumes no responsibility on its own account as between one Distributor and another beyond using its offices in their mutual interest.

(11) MINIMUM SALES: A minimum of two hundred fifty thousand (250,000) square feet per year is required to be sold in the Country under the exclusive arrangement within the Territory in order to continue under the terms of this agreement. The Company reserves the right to cancel, renegotiates, or extends this agreement in the event Distributor fails to meet it quota. At the end of the first term of this Agreement, the Company will evaluate the progress of the Distributor and at the Company's sole discretion decide if the Agreement will be extended for another term.

(12) TITLE TO COMPANY'S PRODUCTS: Distributor shall be liable for payment of the purchase price of any goods covered by this Agreement as soon as they have been delivered to him. Title to such goods shall remain, however, with the Company until the purchase price has been paid to the Company. Nevertheless, upon delivery, Distributor shall be responsible for any loss or damage to such goods whether or not in its possession, and for all taxes and changes thereon. In the event Distributor resells and delivers any such goods prior to payment therefore to Company, the Company shall have a lien on the purchase price thereof received by the Distributor until the full purchase price due to the Company has been paid.

(13) APPLICABLE LAW: This agreement shall be construed under the laws of the State of Tennessee.

(14) TERM: This Agreement shall commence on the date shown below, and continue in effect for a period of three (3) years, automatically renewing each year thereafter, unless and until such time the Parties agree to dissolve same.

(15) TERMINATION: This Agreement may be canceled at any time by the Company or by the Distributor upon thirty (30) days prior written notice. Should Company or Distributor desire to terminate this Agreement, the Distributor shall retain the contractual rights to the Territories for the full Term of this Agreement. However, any termination or cancellation shall not affect or diminish any obligations then outstanding between the Parties, and any such obligations shall be met and paid in accordance with the terms of this agreement. It is further agreed that during the thirty (30) day period following a notice of cancellation, the Distributor may tender to the Company purchase orders for the Company's products and the Company may, as its option, accept such orders even though shipment and delivery may occur subsequent to the cancellation date of this agreement.

(16) ATTACHMENTS AND ANNEXES: The Company and the Distributor agree that this Agreement may be amended through the inclusion and use of Attachments and Annexes.

IN WITNESS WHEREOF the Company has caused these presents to be executed by its President, and has affixed the corporate seal hereunto, and Distributor has hereunto signed his name, as of this 1st day of October, 2004.

International Construction Technologies, LLC	Alternative Construction Technologies, Inc.
SIGNATURE: [signature]	SIGNATURE: C Preston Young
Printed name: Michael C. Hrinko	Printed name: Charles Preston Young
Title: Chief Executive Officer	Title: V.P. Sales

SIGNATURE: [signature]
Printed name: Michael C. Heinke
Title: Chief Executive Officer

SIGNATURE: C Preston Young
Printed name: Charles Preston Young
Title: V.P. Sales

Annex A

WHEREAS, the Parties, Alternative Construction Technologies, Inc., and International Construction Technologies, LLC agree to amend the existing Distributor Agreement between the Parties, dated October 1, 2004, in the following manner:

The "Company" previously known as Alternative Construction Technologies, Inc., has legally changed its corporate identity, effective January 21, 2005, to that of, **Alternative Construction Company, Inc.** The Distributor, International Construction Technologies, LLC, acknowledges the aforementioned corporate name change. The Parties agree to continue to operate under the existing Terms and Conditions, first set forth in the October 1, 2004 Distributor Agreement, under the new corporate identity as first shown above.

ACCEPTED AND AGREED TO:

Alternative Construction Company, Inc.

By: [signature]
Printed name

PRESIDENT
Title

MICHAEL W HAWKINS 6/15/05
Signature Date

International Construction Technologies, LLC

By: Michael C. Hrinko
Printed name

Chief Executive Officer
Title

[signature] 6/14/05
Signature Date

Annex B

WHEREAS, the Parties, Alternative Construction Technologies, Inc., and International Construction Technologies, LLC agree to amend the existing Nondisclosure Agreement between the Parties, dated July 15, 2004, in the following manner:

The "Company" previously known as Alternative Construction Technologies, Inc., has legally changed its corporate identity, effective January 21, 2005, to that of, **Alternative Construction Company, Inc.** International Construction Technologies, LLC, acknowledges the aforementioned corporate name change. The Parties agree to continue to operate under the existing Terms and Conditions, first set forth in the July 15, 2004 Nondisclosure Agreement, under the new corporate identity as first shown above.

ACCEPTED AND AGREED TO:

Alternative Construction Company, Inc.

By: MICHAEL W HAWKINS
Printed name

PRESIDENT
Title

[signature] 6/15/05
Signature Date

International Construction Technologies, LLC

By: Michael C. Hrinko
Printed name

Chief Executive Officer
Title

[signature] 6/14/05
Signature Date